BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON JUNE 5, 2018

1.            Date, Time and Place: Meeting held on June 5, 2018, at 2 p.m., by conference call.

2.            Summons and Presence: Summons was waived, pursuant to Article 21 of the Company’s Bylaws, considering the presence of the totality of the members of the Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”), Mrs. Flávia Buarque de Almeida (“Mrs. Flávia Almeida”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”), Mr. Roberto Rodrigues (“Mr. Roberto Rodrigues”) e Mr. Walter Malieni Jr. (“Mr. Walter Malieni”).

3.            Presiding Board: Chairman: Pedro Pullen Parente. Secretary: Cristiana Rebelo Wiener.

4.            Agenda: Bradesco Funding Lines.

5.            Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matter was discussed and the following resolutions were taken:

5.1.       Bradesco Funding Lines. The members of the Board of Directors, in accordance with Article 23, item (xxx) of the Company’s Bylaws, approved, by unanimous votes, considering the favorable recommendation of the Finance and Governance Committee, the contracting of the following funding lines with Banco Bradesco: (i) Export Credit Notes (Notas de Crédito à Exportação – NCE) in the total amount equivalent to USD 100,000,000.00 (one hundred thousand US dollars), with semiannual interests and maturity of the main amount in five years, counted from the executed date of the respective agreement; and (ii)  Export Credit Notes (Notas de Crédito à Exportação – NCE) in the total amount equivalent to USD 50,000,000.00 (fifty thousand US dollars), with semiannual interests,  annual amortization and final maturity in five years, counted from the executed date of the respective agreement.

Extract of the Minutes of the Extraordinary Meeting of the Board of Directors held on June 5, 2018.

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON JUNE 5, 2018

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 6, pages 46 to 48, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, June 5, 2018.

Cristiana Rebelo Wiener Secretary

Extract of the Minutes of the Extraordinary Meeting of the Board of Directors held on June 5, 2018.